EXHIBIT 99.01

PRESS RELEASE

Jewelry Television to acquire Shop At Home network assets

June 21, 2006	(NYSE: SSP	)
For immediate release

CINCINNATI – The E. W. Scripps Company and Jewelry Television today reached agreement on a transaction that will result in Jewelry Television acquiring certain assets of the Shop At Home television network.

Jewelry Television will pay Scripps $17 million for fixed assets, including Shop At Home’s building and real estate, satellite uplink facilities, information technology systems, the network’s call center, Web site and production studios.

Jewelry Television also intends to assume a number of agreements that Shop At Home has with broadcast television stations and operators of cable and satellite television systems to carry the network’s programming.

The transaction is expected to be completed by the end of June.

As a result of the Jewelry Television transaction, Scripps is revising the estimated charge it expects to record during the second quarter related to the Shop At Home divesture. The company now expects to record an after-tax charge of between $35 million and $45 million compared with the previously anticipated charge of up to $60 million.

In a separate press release today, Jewelry Television announced that it intends to continue scaled down operations of Shop At Home and will retain a number of the network’s employees. Shop At Home employees retained by Jewelry Television will still be eligible for severance packages and career transition services from Scripps.

The transaction with Jewelry Television does not include the five Shop At Home-affiliated broadcast television stations that Scripps owns and operates in San Francisco, Boston, Cleveland, Raleigh-Durham, N.C., and Bridgeport, Conn. Scripps has retained the services of a broker and is actively seeking a buyer for the stations.

In the meantime, as part of the transaction, the five broadcast television stations will air a combination of Shop At Home and Jewelry Television programming.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2005 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com